EXHIBIT 99.1

Press Release

For more information contact:

Ronald R. Helm

Chairman and CEO

Pacific Biometrics, Inc.

220 W. Harrison Street

Seattle, WA 98119

Tel: (206) 298-0068

FOR IMMEDIATE RELEASE

January 28, 2003

Seattle, Washington

Pacific Biometrics, Inc. Receives Patent for

Cell Viability Testing

Seattle, Washington—Pacific Biometrics, Inc. (PBI) (OTC-BB: PBMI) announces today that the U.S. patent and Trademark Office has granted PBI a patent for a novel method to determine the identity and viability of microorganisms. The U.S. patent 6,511,804 (‘804), entitled “A Selective Assay for Determining the Identity of Live Microorganisms in a Mixed Culture” encompasses technology for discriminating live from dead cells and has specific applications towards pathogen detection and testing for drug-resistant microorganisms.

Based on technology in patent ‘804, Pacific Biometrics is currently developing a test that can distinguish drug-susceptible from drug-resistant Mycobacterium tuberculosis, the causative agent of tuberculosis infections in humans. When complete, this new test will reduce the diagnostic time for a drug-resistant tuberculosis infection from 3 weeks to only 2 days.

“We are very pleased to add this patent to our portfolio of intellectual property,” commented Mario Ehlers, M.D. Ph.D., Chief Medical Officer at Pacific Biometrics. “This patent will be important to our efforts to develop diagnostic tests for drug-resistant bacteria and specifically, drug-resistant tuberculosis. The benefit from this technology will be that drug-resistant infections are identified early, allowing physicians to follow a proper course of treatment.”

The patent portfolio for PBI encompasses claims covering a number of diverse technology areas related to clinical diagnostics. Patent ‘804 is the first patent for PBI that specifically uses molecular technology and was acquired through a recent asset purchase agreement with Saigene Corporation. Through the same asset purchase agreement, PBI also acquired other patented and patent-pending technologies from Saigene including an isothermal DNA amplification platform known as LIDA (Logarithmic Isothermal DNA Amplification).

About Pacific Biometrics, Inc.

Established in 1989, PBI provides specialized central laboratory and contract research services to support pharmaceutical and diagnostic manufacturers conducting human clinical trial research. The company provides expert services in the areas of cardiovascular disease, osteoporosis, diabetes, and nutrition. The PBI laboratory is accredited by the College of American Pathologists and is one of only five U.S. based labs fully approved and accredited by the Center for Disease Control (CDC) as a Cholesterol Reference Lab. Clients for PBI include many of the world’s largest pharmaceutical, biotech, and diagnostic companies.

As part of a recent asset purchase, Pacific Biometrics owns several patented and patent-pending technologies, including an advanced, proprietary, isothermal DNA amplification assay, and gene-based tests involved in sterility testing and antibiotic susceptibility testing.

For more information about Pacific Biometrics, visit the company’s website at www.pacbio.com or contact Ronald Helm, Chairman / CEO at (206) 298-0068.

This press release includes forward-looking statements that involve risks and uncertainties. As a result, actual results may differ materially from those described in any forward-looking statements, including to but not limited to our strategic planning and business development plans, our future growth, viability and acceptance of certain of our products and services in the market, our ability to retain and attract experienced and qualified employees, our ability to retain our clients, and the laboratory and research economic and overall economic environment changes. Important factors that may cause actual results to differ are set forth in our periodic filings with the U.S. Securities and Exchange Commission including our Form 10-K for the year ended June 30, 2002.